Exhibit 3(a)(ii)

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

ILLINOIS TOOL WORKS INC.

(Originally incorporated as Illinois Tool Works, Inc. on June 19, 1961)

ILLINOIS TOOL WORKS INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on May 5, 2014 (the “Certificate of Incorporation”).

2. Article TENTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

TENTH.

(a) Meetings of stockholders may be held outside the State of Delaware, if the By-Laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation. Elections of directors need not be by ballot unless the By-Laws of the corporation shall so provide.

(b) No action shall be taken by the stockholders except at an annual or special meeting of stockholders and no action may be taken by written consent of the stockholders.

(c) Special meetings of the stockholders of the corporation (i) may be called by the chairman, the chief executive officer, the president, a vice chairman or by a majority of the Board of Directors at any time and for any purpose or purposes as shall be stated in the notice of the meeting, and (ii) shall be called by the secretary upon the written request of the holders of record of at least twenty percent (20%) of the outstanding shares of common stock of the corporation at the time such request is validly submitted by the holders of such requisite percentage of such outstanding shares, subject to and in compliance with this paragraph (c) and the bylaws of the corporation. Except in accordance with, and subject to this paragraph (c) and the bylaws of the corporation, stockholders shall not be permitted to propose business or nominations to be brought before a special meeting of the stockholders; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any Certificate of Rights of Preferred Stock, then such special meeting may also be called by such person or persons in the manner, at the times and for the purposes so specified.

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 6th day of May, 2016.

By:	/s/ E. Scott Santi
Name:	E. Scott Santi
Title:	Chairman and Chief Executive Officer